B2 DIGITAL SIGNS LETTER OF INTENT TO ACQUIRE “MOB CANDY MAGAZINE”

Mob Candy Magazine is Becoming One of the Fastest Growing Magazines and Online Specialty Merchandiser in the Nation

Mesa, AZ, August 26, 2009 – B2 Digital, Inc.,(Pink Sheets:BTDG.PK ) announced today that it has signed a Letter of Intent to acquire Mob Candy Enterprises, Inc.

Mob Candy Enterprises, Inc. is the publisher of the fast growing, trendy Mob Candy Magazine. Founder and President, Frank Di Matteo, said, “Mob Candy Magazine is an entertainment publication oriented towards both male and female readers. It commits our readers to a certain style and quality in all aspects of their lives. We provide probing articles and interviews with personalities from movies, politics, art, books, travel, technology and sports. We have a unique group of writers with backgrounds as diverse as a criminology consultant to the world of Movies, to well known and award winning sports broadcasters. The magazine content includes interesting stories about the old world mobsters including the Jewish and Irish gangs and the notorious Italian La Casa Nostra.”

Di Matteo added, “The magazine has worldwide distribution and in combination with our website www.mobcandymag.com expresses attention-grabbing libertarian points of view and street wise commentary. It also portrays other street wise points of view from communities around the nation which express the current feelings on political and social issues that our readers face day to day.”

Paul LaBarre, President of B2 Digital said; “We are very excited about this opportunity and believe that the Mob Candy group of seasoned publishers and entertainment personalities will reenergize this company and build strong shareholder value.”

B2 Digital and Mob Candy Enterprises, Inc., agree that in the event the companies cannot reach a final agreement the Letter of Intent shall become null and void. Both companies shall hold each other harmless from any costs or claims arising from the contemplated merger. This press release contains statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission

Contact:
          B2 Digital, Inc.
          (480)-813-8371